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

                                                                               EXHIBIT 11

                            COMPUTATION OF PER SHARE EARNINGS
                          (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    Year Ended
                                                          ------------------------------
                                                          Dec. 27,   Dec. 28,   Dec. 29,
                                                            1998       1997       1996
                                                          --------   --------   --------
Income from continuing operations                         $305,631   $396,504   $185,380
                                                          ========   ========   ========

Average shares outstanding (basic)                          78,882     88,475     96,021
                                                          --------   --------   --------

Effect of dilutive securities:
  Convertible preferred stock                               17,549     10,968
  Stock options                                              1,745      1,871      1,399
                                                          --------   --------   --------

Average shares outstanding (diluted)                        98,176    101,314     97,420
                                                          ========   ========   ========

Earnings per share from continuing operations (basic)     $   3.87   $   4.48   $   1.93
                                                          ========   ========   ========

Earnings per share from continuing operations (diluted)   $   3.11   $   3.91   $   1.90
                                                          ========   ========   ========
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